Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2019 Results

-	Reported Third Quarter 2019 Operating Income of $12.3 million and Net Income of $7.2 million
-	Generated Third Quarter 2019 Adjusted EBITDA of $29.0 million and Distributable Cash Flow of $25.7 million, respectively
-	Reported Third Quarter 2019 Gross Profit for the Wholesale Segment of $36.2 million, an increase of 7% over the Third Quarter 2018 Gross Profit of $33.8 million
-

The Distribution Coverage Ratio for the current quarter was 1.42 times. The Distribution Coverage Ratio was 1.14 times for the trailing twelve months ended September 30, 2019, as compared to 0.99 times for the trailing twelve months ended September 30, 2018

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Third Quarter 2019

Allentown, PA November 7, 2019 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2019.

Gerardo Valencia, CEO and President of CrossAmerica, said, “Our third quarter 2019 Distributable Cash Flow grew 29% to $25.7 million, with a coverage ratio of 1.42 times, driving our trailing twelve months coverage to 1.14 times. Both are the highest in the last 3 years, reflecting the success in implementing our strategy.” Valencia went on to say, “As of September, we have now completed two asset exchanges with our General Partner and expect to complete the final exchange in the first quarter of 2020. We also announced on October 1st the closing of our agreement with Applegreen to operate 46 company operated retail sites in the Upper Midwest. This now positions us to be solely focused on our wholesale operations going forward.”

Third Quarter Results

Consolidated Results

Operating income was $12.3 million for the third quarter 2019 compared to $13.7 million for the third quarter 2018, representing a decrease of $1.3 million, and Net income was $7.2 million for the third quarter 2019 compared to Net income of $5.3 million for the third quarter 2018, representing an increase of $1.9 million or 35%. EBITDA was $26.4 million for the three-month period ended September 30, 2019 compared to $27.6 million for the same period in 2018, representing a decline of 4%. Adjusted EBITDA was $29.0 million for the third quarter 2019 compared to $28.6 million for the same period in 2018, representing an increase of 1%. The increase in Adjusted EBITDA was primarily as a result of an improvement in wholesale fuel margin per gallon, partially offset by the new lease accounting guidance (ASC 842). Lease payments on the Partnership’s previous sale-leaseback transactions totaling $1.8 million per quarter were characterized as principal and interest expense in periods prior to 2019. However, beginning with the first quarter 2019 this is now characterized as rent expense, thus reducing these non-GAAP measures. Also partially offsetting the increase was a decline in gross profit in the Retail segment. Non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release.

Wholesale Segment

During the third quarter 2019, CrossAmerica’s Wholesale segment generated $36.2 million in gross profit compared to $33.8 million in gross profit for the third quarter 2018. The Partnership distributed, on a wholesale basis, 260.3 million gallons of motor fuel at an average wholesale gross profit of $0.080 per gallon, resulting in motor fuel gross profit of $20.8 million. For the three-month period ended September 30, 2018, CrossAmerica distributed, on a wholesale basis, 270.3 million gallons of fuel at an average wholesale gross profit of $0.068 per gallon, resulting in motor fuel gross profit of $18.4 million. The 13% increase in motor fuel gross profit was primarily due to an 18% increase in fuel margin per gallon. The main driver of the increase was a $1.3 million improvement in CrossAmerica’s fuel margin from sites in its Alabama market driven by the rebranding of these sites beginning November 1, 2018 and the concurrent change in terms under a subjobber agreement with Circle K and a $1.3 million improvement in CrossAmerica’s dealer tank wagon (DTW) margins as a result of movements in crude oil prices between the two periods. This was partially offset by a reduction of $0.8 million in Terms Discounts in 2019 as compared to 2018 due to the decrease in motor fuel prices. Volume declined 4% primarily as a result of the 2018 divestitures mandated by FTC orders and the termination or non-renewal of fuel supply contracts (a significant number of which were low margin).

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil decreased approximately 19% to $56.34 per barrel during the third quarter 2019 as compared to $69.69 per barrel during the same period in 2018.

CrossAmerica’s gross profit from Rent and Other for the Wholesale segment, which primarily consists of rental income, was $15.3 million for the third quarter 2019 compared to $15.4 million for the third quarter 2018, representing a decrease of 1%. The decline in Rent and Other was primarily as a result of the new lease accounting guidance. Lease payments on CrossAmerica’s previous sale-leaseback transactions totaling $1.7 million per quarter were characterized as principal and interest expense in 2018, whereas such payments are characterized as rent expense in 2019. Partially offsetting this decline was the incremental rent margin from the closed asset exchange transactions with Circle K, the impact of converting commission sites in the Retail segment to lessee dealer sites in the Wholesale segment and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019.

Operating expenses increased $1.3 million or 18% primarily as a result of higher insurance costs and a general increase in operating expenses driven by the addition of controlled sites from the closed asset exchange transactions with Circle K and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019.

Adjusted EBITDA for the Wholesale segment was $31.5 million for the third quarter 2019 compared to $30.0 million for the same period in 2018. As discussed above, the year-over-year increase was primarily driven by the increase in motor fuel gross profit (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the third quarter 2019, the Partnership sold 39.3 million gallons of motor fuel at an average retail motor fuel gross profit of $0.032 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $1.2 million. For the same period in 2018, CrossAmerica sold 53.6 million gallons in its retail segment at an average gross profit of $0.038 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.1 million. The decrease in motor fuel gross profit is attributable to a 27% decrease in volume driven by the 2018 divestitures of seven company operated Upper Midwest and two commission agent sites mandated by FTC orders, the conversion of commission sites in the Retail segment to lessee dealer sites in CrossAmerica’s Wholesale segment, the divestiture of 17 company operated Upper Midwest sites in May 2019 in connection with the first tranche of the asset exchange with Circle K and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019. Partially offsetting these decreases was that the Partnership realized a higher margin per gallon at its company operated sites in 2019 as compared to 2018, driven by the movement in crude oil prices throughout the two periods.

During the quarter, the Partnership generated $2.1 million in gross profit from merchandise and services versus $6.5 million for the same period in 2018. This decrease was driven by the 2018 divestitures of seven company operated Upper Midwest sites mandated by FTC orders, the May 2019 first tranche of the asset exchange with Circle K and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019. Gross profit from Rent and Other for the Retail segment was $1.6 million for the third quarter 2019 compared to $1.5 million for the same period in 2018, reflecting an increase of 3%. Lease payments on the previous sale-leaseback transactions totaling $0.1 million were characterized as principal and interest expense in 2018, whereas such payments were characterized as rent expense in 2019. The decrease in rent and other gross profit as a result of converting commission sites in the Retail segment to lessee dealer sites in the Wholesale segment was more than offset by the incremental rent margin generated by CrossAmerica’s Alabama sites as a result of dispenser upgrades and rebranding of the sites.

Operating expenses declined $3.6 million or 45% primarily as a result of the 2018 divestitures of seven company operated Upper Midwest and two commission agent sites mandated by FTC orders, the divestiture of 17 company operated Upper Midwest sites in May 2019 in connection with the first asset exchange transaction with Circle K, the conversion of commission sites in CrossAmerica’s Retail segment to lessee dealer sites in the Wholesale segment and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019.

Adjusted EBITDA for the Retail segment was $0.5 million for the third quarter 2019 compared to $2.1 million for the third quarter 2018.

The decline in gross profit and Adjusted EBITDA were primarily due to the 2018 divestitures of seven company operated sites in the Upper Midwest and two commission sites mandated by FTC orders, the divestiture of 17 company operated Upper Midwest sites in May 2019 in connection with the asset exchange with Circle K, the conversion of commission sites in CrossAmerica’s Retail segment to lessee dealer sites in the Wholesale segment and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $25.7 million for the three-month period ended September 30, 2019, compared to $20.0 million for the same period in 2018. The increase in Distributable Cash Flow was primarily due to a current tax benefit generated by the closed asset exchange transactions as well as the dispenser upgrades and rebranding costs at CrossAmerica’s Alabama sites and the reduction in operating and general and administrative expenses, partially offset by the impact of the FTC divestitures and the new lease accounting guidance. The Distribution Coverage Ratio for the current quarter was 1.42 times. The Distribution Coverage Ratio was 1.14 times for the trailing twelve months ended September 30, 2019, as compared to 0.99 times for the trailing twelve months ended September 30, 2018. Information regarding Distributable Cash Flow and other non-GAAP measures are further described to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Liquidity and Capital Resources

The amount of availability under the New Credit Agreement at November 4, 2019, after taking into consideration debt covenant restrictions, was $123.5 million.

Distributions

On October 24, 2019, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the third quarter of 2019. As previously announced, the distribution will be paid on November 12, 2019 to all unitholders of record as of November 5, 2019. The amount and timing of any future distributions is subject to the discretion of the Board (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Impact of Adopting New FASB Lease Accounting Guidance

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02–Leases (ASC 842). This standard modifies existing guidance for reporting organizations that enter into leases to increase transparency by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance became effective for CrossAmerica on January 1, 2019.

As was noted in CrossAmerica’s 2018 Form 10-K (Annual Report), certain previous sale-leaseback transactions that were accounted for similarly to capital leases were required to be reassessed under the new guidance as part of adopting ASC 842. These leases are accounted for as operating leases under the new guidance, and so the $42.0 million of net property and equipment and $76.1 million of sale-leaseback financing obligations recorded on the balance sheet as of December 31, 2018 were removed as part of the transition adjustment effective January 1, 2019.

Since CrossAmerica is not restating prior periods as part of adopting this guidance, the results in 2019 are not directly comparable to the results for periods before 2019. Specifically, payments on these sale-leaseback obligations were characterized as principal and interest expense in periods prior to 2019. Starting in 2019, these payments are characterized as rent expense and thus reduce gross profit particularly from the wholesale segment, operating income, income before income taxes, and net income relative to the results reported for periods prior to 2019.

The adoption of the new lease standard does not affect the Partnership’s covenant calculations with regard to its Credit Agreement, nor has there been any change in the underlying cash flows related to these leases. The adoption of the new lease standard, if it had been adopted January 1, 2018, would have impacted CrossAmerica’s full year 2018 financial results in the following manner: Adjusted EBITDA would have been lower by approximately $7.2 million, primarily affecting the Wholesale Segment, and Distributable Cash Flow would have been lower by approximately $1.7 million. CrossAmerica anticipates a similar effect on its 2019 financial results. Non-GAAP measures used in this release include Adjusted EBITDA and Distributable Cash Flow, which non-GAAP measures are further described to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Conference Call

The Partnership will host a conference call on November 8, 2019 at 9:00 a.m. Eastern Time to discuss third quarter 2019 earnings results. The conference call numbers are 877-420-2982 or 847-619-6129 and the passcode for both is 7118414#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 7118414#. An archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenues(a)	$559,736	$670,810	$1,637,050	$1,898,675
Costs of sales	518,591	627,012	1,517,458	1,770,954
Gross profit	41,145	43,798	119,592	127,721

Income from CST Fuel Supply equity interests	3,927	3,479	11,087	11,024
Operating expenses:
Operating expenses	12,978	15,261	42,541	47,294
General and administrative expenses	3,937	4,310	12,464	13,840
Depreciation, amortization and accretion expense	14,063	13,993	39,620	51,425
Total operating expenses	30,978	33,564	94,625	112,559
Loss on dispositions and lease terminations, net	(1,745)	(61)	(2,173)	(6,678)
Operating income	12,349	13,652	33,881	19,508
Other income, net	168	104	352	287
Interest expense	(6,532)	(8,145)	(21,105)	(24,354)
Income (loss) before income taxes	5,985	5,611	13,128	(4,559)
Income tax (benefit) expense	(1,180)	303	(690)	(2,122)
Net income (loss)	7,165	5,308	13,818	(2,437)
Less: net loss attributable to noncontrolling interests	—	—	—	(5)
Net income (loss) attributable to limited partners	7,165	5,308	13,818	(2,432)
IDR distributions	(133)	(133)	(399)	(1,446)
Net income (loss) available to limited partners	$7,032	$5,175	$13,419	$(3,878)

Basic and diluted income (loss) per limited partner unit	$0.20	$0.15	$0.39	$(0.11)

Weighted-average limited partner units:
Basic common units	34,453,162	34,439,416	34,447,185	34,311,998
Diluted common units(b)	34,464,027	34,439,416	34,447,723	34,311,998

Supplemental information:
(a) Includes excise taxes of:	$21,292	$25,176	$61,642	$74,984
(a) Includes revenues from fuel sales to and rental income from related parties of:	80,667	122,383	242,655	350,454
(b) Diluted common units were not used in the calculation of diluted earnings per common unit for the three and nine months ended September 30, 2018 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Gross profit:
Motor fuel–third party	$13,392	$10,304	$32,805	$27,426
Motor fuel–intersegment and related party	7,451	8,082	21,844	23,196
Motor fuel gross profit	20,843	18,386	54,649	50,622
Rent and other(a)	15,321	15,408	43,849	47,324
Total gross profit	36,164	33,794	98,498	97,946
Income from CST Fuel Supply equity interests(b)	3,927	3,479	11,087	11,024
Operating expenses	(8,572)	(7,251)	(24,098)	(22,597)
Adjusted EBITDA(c)	$31,519	$30,022	$85,487	$86,373
Motor fuel distribution sites (end of period):(d)
Motor fuel–third party
Independent dealers(e)	370	369	370	369
Lessee dealers(f)	662	487	662	487
Total motor fuel distribution–third party sites	1,032	856	1,032	856
Motor fuel–intersegment and related party
DMS (related party)(g)	68	86	68	86
Circle K (related party)(h)	28	43	28	43
Commission agents (Retail segment)(i)	169	175	169	175
Company operated retail sites (Retail segment)(j)	—	63	—	63
Total motor fuel distribution–intersegment and related party sites	265	367	265	367
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	965	827	909	827
Motor fuel-intersegment and related party distribution	302	410	336	422
Total motor fuel distribution sites	1,267	1,237	1,245	1,249
Volume of gallons distributed (in thousands)
Third party	188,261	168,106	514,058	487,002
Intersegment and related party	72,026	102,235	236,064	305,247
Total volume of gallons distributed	260,287	270,341	750,122	792,249

Wholesale margin per gallon	$0.080	$0.068	$0.073	$0.064

(a)

See “Impact of Adopting New FASB Lease Accounting Guidance” section of this release for additional information regarding the impact of adopting ASC 842 effective January 1, 2019, which impacted rent and other gross profit for the three and nine months ended September 30, 2019, resulting in the results for the three and nine months ended September 30, 2019 not being comparable to CrossAmerica’s results for the three and nine months ended September 30, 2018.

(b)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(c)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(d)	In addition, as of September 30, 2019 and 2018, CrossAmerica distributed motor fuel to 13 sub-wholesalers who distributed to additional sites.
(e)

The increase in the independent dealer site count was primarily attributable to the Closed Asset Exchange Transactions with Circle K, which resulted in 15 Circle K sites being converted to independent dealer sites, partially offset by the termination or non-renewal of fuel supply contracts, a significant number of which were low margin.

(f)

The increase in the lessee dealer site count was primarily attributable to converting sites operated by DMS and commission agents to lessee dealers, the first tranche of the asset exchange with Circle K and the dealerization of 46 company operated sites.

(g)	The decrease in the DMS site count was primarily attributable to converting DMS sites to lessee dealer sites.
(h)

The decrease in the Circle K site count was primarily attributable to the Closed Asset Exchange Transactions with Circle K, which resulted in 15 Circle K sites being converted to independent dealer sites.

(i)	The decrease in the commission site count was primarily attributable to converting commission sites in the Retail segment to lessee dealer sites in the Wholesale segment.
(j)

The decrease in the company operated site count was primarily attributable to the divestiture mandated by FTC orders, the first tranche of the asset exchange with Circle K and the dealerization of 46 company operated sites.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Gross profit:
Motor fuel	$1,247	$2,062	$4,683	$6,759
Merchandise and services	2,095	6,467	11,676	18,643
Rent and other(a)	1,587	1,546	4,514	4,607
Total gross profit	4,929	10,075	20,873	30,009
Operating expenses	(4,406)	(8,010)	(18,443)	(24,697)
Adjusted EBITDA(b)	$523	$2,065	$2,430	$5,312

Retail sites (end of period):
Commission agents(c)	169	175	169	175
Company operated retail sites(d)	—	63	—	63
Total system sites at the end of the period	169	238	169	238

Total system operating statistics:
Average retail fuel sites during the period	196	244	219	247
Motor fuel sales (gallons per site per day)	2,173	2,389	2,154	2,362
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.032	$0.038	$0.036	$0.042

Commission agents statistics:
Average retail fuel sites during the period	169	175	170	177
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.015	$0.015	$0.015	$0.015

Company operated retail site statistics:
Average retail fuel sites during the period	27	69	48	70
Motor fuel gross profit per gallon, net of credit card fees	$0.129	$0.086	$0.101	$0.099
Merchandise and services gross profit percentage, net of credit card fees	21.5%	23.9%	23.6%	24.6%

(a)

See “Impact of Adopting New FASB Lease Accounting Guidance” section of this release for additional information regarding the impact of adopting ASC 842 effective January 1, 2019, which impacted rent and other gross profit for 2019, resulting in the results for the three and nine months ended September 30, 2019 not being comparable to CrossAmerica’s results for the three and nine months ended September 30, 2018.

(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.
(c)	The decrease in the commission site count was primarily driven by the conversion of commission sites in the Retail segment to lessee dealer sites in the Wholesale segment.
(d)

The decrease in the company operated retail site count was primarily driven by the divestitures mandated by FTC orders, the first tranche of the asset exchange with Circle K and the dealerization of 46 company operated sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on dispositions and lease terminations, net, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) available to limited partners(a)	$7,032	$5,175	$13,419	$(3,878)
Interest expense(a)	6,532	8,145	21,105	24,354
Income tax (benefit) expense	(1,180)	303	(690)	(2,122)
Depreciation, amortization and accretion expense	14,063	13,993	39,620	51,425
EBITDA(a)	26,447	27,616	73,454	69,779
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement(b)	221	167	547	3,640
Loss on dispositions and lease terminations, net(c)	1,745	61	2,173	6,678
Acquisition-related costs(d)	538	735	1,943	2,709
Adjusted EBITDA(a)	28,951	28,579	78,117	82,806
Cash interest expense(a)	(6,301)	(7,839)	(20,329)	(23,127)
Sustaining capital expenditures(e)	(466)	(646)	(1,229)	(2,073)
Current income tax benefit (expense)(f)	3,561	(118)	4,789	(1,004)
Distributable Cash Flow(a)	$25,745	$19,976	$61,348	$56,602
Weighted-average diluted common units	34,464	34,439	34,448	34,312
Distributions paid per limited partner unit(g)	$0.5250	$0.5250	$1.5750	$1.6775
Distribution Coverage Ratio(a)(h)	1.42x	1.10x	1.13x	0.98x
(a)

As further discussed in the “Impact of Adopting New FASB Lease Accounting Guidance” section of this release, CrossAmerica adopted ASC 842 effective January 1, 2019, and as a result, the Partnership’s results for the three and nine months ended September 30, 2019 are not directly comparable to the results for the three and nine months ended September 30, 2018. Most significantly, payments on CrossAmerica’s previous failed sale-leaseback obligations were characterized as principal and interest expense in periods prior to 2019. Starting in 2019, these payments are characterized as rent expense. These payments for the Wholesale and Retail segments amounted to approximately $1.7 million and $0.1 million for the three months ended September 30, 2018 and $5.0 million and $0.4 million for the nine months ended September 30, 2018, respectively. Of the total payments, $1.4 million and $4.1 million were classified as interest expense for the three and nine months ended September 30, 2018, respectively.

(b)

As approved by the independent conflicts committee of the Board, the Partnership and Circle K mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership.

(c)

In June 2018, CrossAmerica executed master fuel supply and master lease agreements with Applegreen, to whom the Partnership transitioned 43 sites in Florida from DMS in the third quarter of 2018. During the second quarter of 2018, in connection with this transition, CrossAmerica accrued a $3.8 million contract termination payment paid in cash to DMS during the third quarter of 2018. Additionally, CrossAmerica recorded a $2.2 million charge to write off deferred rent income related to the recapture of these sites from the master lease agreement with DMS.

(d)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(e)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(f)

Consistent with prior divestitures, the current income tax benefit for the three and nine months ended September 30, 2019 excludes income tax incurred on the sale of sites in connection with the Closed Asset Exchange Transactions (recorded as a charge against equity). Both periods include the tax benefit of 100% bonus depreciation on the eligible assets acquired in the Closed Asset Exchange Transactions as well as the dispenser upgrades and rebranding costs at CrossAmerica’s Alabama sites.

(g)

On October 24, 2019, the Board approved a quarterly distribution of $0.5250 per unit attributable to the third quarter of 2019. The distribution is payable on November 12, 2019 to all unitholders of record on November 5, 2019.

(h)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

The table below shows approximate adjustments to CrossAmerica’s Net income available to limited partners, EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage for the three and six months ended September 30, 2019 as if ASC 842 had not been applied (in thousands, except for per unit amounts).

	Three Months Ended September 30, 2019			Nine Months Ended September 30, 2019
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Net income available to limited partners	$7,032	$452	$7,484	$13,419	$1,341	$14,760
Interest expense	6,532	1,355	7,887	21,105	4,080	25,185
Income tax benefit	(1,180)	—	(1,180)	(690)	—	(690)
Depreciation, amortization and accretion expense	14,063	—	14,063	39,620	—	39,620
EBITDA	26,447	1,807	28,254	73,454	5,421	78,875
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	221	—	221	547	—	547
Loss on dispositions and lease terminations, net	1,745	—	1,745	2,173	—	2,173
Acquisition-related costs	538	—	538	1,943	—	1,943
Adjusted EBITDA	28,951	1,807	30,758	78,117	5,421	83,538
Cash interest expense	(6,301)	(1,355)	(7,656)	(20,329)	(4,080)	(24,409)
Sustaining capital expenditures	(466)	—	(466)	(1,229)	—	(1,229)
Current income tax benefit	3,561	—	3,561	4,789	—	4,789
Distributable Cash Flow	$25,745	$452	$26,197	$61,348	$1,341	$62,689
Weighted-average diluted common units	34,464	34,464	34,464	34,448	34,448	34,448
Distributions paid per limited partner unit	$0.5250	$0.5250	$0.5250	$1.5750	$1.5750	$1.5750
Distribution Coverage Ratio	1.42x	0.02x	1.45x	1.13x	0.02x	1.16x

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted EBITDA - Wholesale segment	$31,519	$30,022	$85,487	$86,373
Adjusted EBITDA - Retail segment	523	2,065	2,430	5,312
Adjusted EBITDA - Total segment	$32,042	$32,087	$87,917	$91,685
Reconciling items:
Elimination of intersegment profit in ending inventory balance	52	(71)	221	(234)
General and administrative expenses	(3,937)	(4,310)	(12,464)	(13,840)
Other income, net	168	104	352	287
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	221	167	547	3,640
Acquisition-related costs	538	735	1,943	2,709
Net loss attributable to noncontrolling interests	—	—	—	5
IDR distributions	(133)	(133)	(399)	(1,446)
Consolidated Adjusted EBITDA	$28,951	$28,579	$78,117	$82,806

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases over 1,000 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Evan Smith, Chief Financial Officer, 210-742-8314

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.